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                                                                    Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 for the 1998 Management Share Incentive Plan of Mine Safety Appliances Company (the "Company") of our report dated February 18, 1998, which appears on page 13 of the 1997 Annual Report to Shareholders of the Company, which is incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page F-1 of such Annual Report on Form 10-K.

/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP

600 Grant Street
Pittsburgh, Pennsylvania  15219

May 6, 1998